Exhibit 10.6

COLUMBUS PINE CHIP SUPPLY AGREEMENT

PINE CHIP SUPPLY AGREEMENT (the “Agreement”) made this      day of                      2007 between WEYERHAEUSER COMPANY, a Washington corporation (hereinafter referred to as “Weyerhaeuser”) and DOMTAR PAPER COMPANY, LLC, a Delaware limited liability company (hereinafter referred to as “Domtar”).

RECITALS

A.	Pursuant to an Amended and Restated Transaction Agreement dated as of 2007 (“Transaction Agreement”) Domtar will be conveyed, inter alia, certain assets located at Columbus, Mississippi.

B.	Weyerhaeuser has available for sale pine wood chips that it produces or will produce at its kraft pulp mill located in Columbus, Mississippi. Unless the context otherwise requires, all references herein to “wood chips” or “chips”, will be deemed to refer to pine wood chips.

C.	Domtar requires or may require wood chips, and is desirous of purchasing wood chips produced by Weyerhaeuser at its Columbus kraft pulp mill for its coated ground wood paper mill situated in Columbus, Mississippi.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter contained, Domtar and Weyerhaeuser agree herein as follows:

1. TERM AND TERMINATION:

1.1 This Agreement shall be effective as of                      2007 (the “Effective Date”) and shall remain in effect until                      2007.

1.2 This Agreement shall terminate automatically upon:

(i)	the bankruptcy of either party or the making of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator for such party or for all or a substantial part of its property, or the commencement of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against such party under the laws of any jurisdiction;

(ii)	the default of a party in performing a material obligation hereunder, provided that: (a) the other party shall have first given written notice of such default to the party in default (a “Default

Notice”), which Default Notice shall set out in reasonable detail the particulars of the default alleged, and (b) such default shall not have been remedied within 15 days of receipt thereof by the party in default; or

(iii)	the mutual consent of the parties.

2. QUANTITIES:

Subject to Section 8, Weyerhaeuser agrees to sell, and Domtar agrees to purchase wood chips delivered to the coated ground wood paper mill which Domtar owns at Columbus, Mississippi (the “Mill”). Weyerhaeuser and Domtar agree the volume of wood chips will be approximately 3100 green tons per week, plus or minus ten percent.

3. SPECIFICATION AND QUALITY:

3.1 Wood chips sold hereunder shall be of a quality which is satisfactory for use in a coated ground wood paper mill of the type being operated by Domtar and shall meet the pine chip specifications set forth in Exhibit “A”.

3.2 Weyerhaeuser will make statistically valid measurements and tests (sample audit) to validate that chip deliveries are in specification and report findings to Domtar on a monthly basis. If the sample audit determines the chips to be out of specification, Weyerhaeuser will report the action steps and timelines expected to correct the issue. Domtar will periodically review Weyerhaeuser’s sample audit process for reliability and provide Weyerhaeuser recommendations for improvement. Domtar will make statistically valid measurements and tests as it, in its absolute discretion, deems necessary to determine the quantity and quality of wood chips supplied by Weyerhaeuser. Domtar will communicate the results of the measurements and tests in a timely manner.

4. WEIGHT DETERMINATION:

All wood chips delivered hereunder shall be weighed by Weyerhaeuser. Weighing and basis for payment for truck delivered chips shall be by ton weight. A ton is 2,000 pounds. Weyerhaeuser will furnish individual weight tickets on each load delivered. Subject to Section 3.2, Weyerhaeuser agrees to regular and routine audits of load weights to verify accuracy of weights. The audit loads will be weighed on Domtar’s certified Scales. Both parties will accept any weight differences greater than 100 pounds discovered by the audit and the difference will be applied to all loads received since the prior audit.

5. DELIVERY:

All wood chips shall be delivered by Weyerhaeuser in approximately equal monthly instalments and as near as possible at uniform daily rates, subject to alternative delivery schedules as Domtar and Weyerhaeuser may from time to time agree upon in writing so as to accommodate, where possible, the other party’s production schedules, and subject, where possible, to any plant shutdowns incurred by either party. Delivery shall take place at the Mill’s Wennburg Silo.

6. TITLE AND RISK OF LOSS:

All chips to be supplied by Weyerhaeuser under this Agreement shall be supplied free and clear of any and all prior claims, security interests, mortgages, liens, charges or any other encumbrances whatsoever. Title to, all rights of property in, and all risks of loss or damage or destruction to the chips shall pass to Domtar upon delivery to the Mill’s Wennburg Silo.

7. PRICE, PAYMENT AND PRICE DETERMINATION:

7.1 The initial delivered price for chips is identified in Exhibit “B”. All prices are exclusive of sales and any other taxes applicable to the sale of chips under this Agreement.

7.2 Domtar shall pay for wood chips delivered as specified hereunder within fifteen (15) days from the last day of the week in which deliveries were made.

7.3 Each party shall maintain detailed records of: (i) all measurements and tests made by it pursuant to this Agreement; and (ii) all costs incurred by it for which it is, pursuant to this Agreement, entitled to be reimbursed in whole or in part by the other party. Each party shall make such records available to the other party for inspection at all reasonable times at the expense of the party making the request for an inspection.

8. FORCE MAJEURE:

The duties of either party hereunder shall be excused to the extent and for the period of time necessitated by the occurrence of any fire, flood, earthquake, other natural disaster, labor dispute, market curtailment, war, direct act or intervention of any government or subdivision thereof, or other event of force majeure beyond the control of any party. The affected party invoking this provision shall promptly notify the other party in writing of the nature and estimated duration of the suspension period, and shall exercise all reasonable diligence in curing such condition, except in cases where such suspension is of a permanent nature and such condition is not curable as a result. The party unable to obtain performance by reason of force majeure shall be free to deal with third parties, provided it acts in a manner not inconsistent with its obligations under this Agreement.

9. DISPUTE RESOLUTION:

9.1 Any issue, dispute or controversy arising pursuant to this Agreement (a “Dispute”) shall be settled in the following manner. Upon written request of either party, the representatives of Domtar and of Weyerhaeuser shall promptly confer and exert their commercially reasonable efforts without the necessity of any formal proceeding related thereto to reach a reasonable and equitable resolution of such Dispute. If such representatives are unable to resolve such Dispute within ten (10) business days, the Dispute shall be referred to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until both parties’ responsible senior management have had at least five (5) business days to resolve the Dispute following its referral to them.

9.2 If the Dispute cannot be resolved by senior management, then the Dispute shall be submitted to binding arbitration. If arbitration is required, the arbitration proceedings shall be administered by the American Arbitration Association or such other administrator as the parties shall mutually agree, and conducted in accordance with the AAA Commercial Arbitration Rules. Judgment upon any award rendered in arbitration may be entered in any court having competent jurisdiction. The arbitration shall be conducted at a location in the State of Mississippi selected by the AAA or other administrator.

10. WARRANTY; INDEMNITY AND LIMITATION OF LIABILITY:

10.1 Weyerhaeuser warrants to Domtar that Weyerhaeuser has good, clear and unencumbered title to the chips sold hereunder and has the full lawful right to sell said chips. Weyerhaeuser further warrants that each delivery of chips shall meet the specifications contained in Exhibit “A”. Weyerhaeuser’s obligation under this warranty is limited to the replacement of the defective portion of the shipment with chips that meet the specifications set forth in Exhibit “A”. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING MERCHANTABILITY, AND ALL OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF WEYEHAEUSER’S FAILURE TO MEET SAID SPECIFICATIONS, INCLUDING LIABILITIES ARISING FROM CLAIMS OF CONTRACT OR TORT.

10.2 Each party agrees to indemnify and hold harmless the other party from and against all claims, liabilities and expense (including reasonable attorney’s fees) arising out of the manufacture, sale, purchase and use of the chips which are proximately caused by the negligence or wilful misconduct of the indemnifying party.

10.3 In no event will either party be liable to the other for any special, incidental or consequential damages (including, without limiting the generality of the foregoing, or punitive damages), regardless of whether the party knows or should have known of the possibility of such damages being incurred by the aggrieved party.

11. ASSIGNMENT:

No attempted assignment of this Agreement, whole or in part, by operation of law or otherwise, shall have any force or affect whatsoever without the prior written consent of the other party. In the event of the sale or other form of transfer of all or substantially all of the assets composing Weyerhaeuser’s Columbus Kraft Mill, such sale or transfer shall not be completed by Weyerhaeuser unless this Agreement is assigned by Weyerhaeuser to the purchaser of Weyerhaeuser’s Columbus Kraft Mill and such purchaser undertakes in writing to Domtar to be bound by each of the terms hereof as if it was an original party to this Agreement. In the event that such measures are complied with, Weyerhaeuser shall be released from any ongoing obligations hereunder as and from the date of transfer of such assets. In the event of the sale or other form of transfer of all or substantially all of the assets composing the Mill, such sale or transfer shall not be completed by Domtar unless this Agreement is assigned by Domtar to the purchaser of the Mill and such purchaser undertakes in writing to Weyerhaeuser to be bound by each of the terms hereof as if it was an original party to this Agreement. In the event that such measures are complied with, Domtar shall be released from any ongoing obligations hereunder as and from the date of transfer of such assets.

12. NOTICES:

Any notice, consent, approval, authorization, waiver or permission hereunder shall be ineffective unless in writing, signed by a representative of the sender authorized to do so by an officer of the sender, and shall be deemed given only when delivered in person to an officer of the addressee or when transmitted by facsimile (provided confirmation is sent by mail within 1 business day) or upon receipt when such notice was sent by mail. The term “sent by mail” shall mean deposited in the mail, registered or certified mail return receipt requested, postage prepaid, addressed to the receiving party at the address and to the attention of the person below or such other address or person as the receiving party may notify the other:

To Weyerhaeuser:	Weyerhaeuser Company
______________
______________
Attention: Ben Knight

Facsimile:

To Domtar:	Domtar Paper Company, LLC
Attn: Mill Manager
Columbus, MS 39703-1830

13. INTERPRETATION:

The laws of the State of Mississippi shall govern all aspects of this Agreement, including its validity, interpretation, performance, operation and enforcement. It is the intent of the parties that this Agreement be the binding and enforceable obligation of each party and be interpreted as aforesaid from and after the date of execution hereof.

14. COMPLIANCE WITH LAWS:

Weyerhaeuser agrees to comply with all applicable federal, state, and local laws, rules, and regulations, including, but not limited to, the Fair Labor Standards Act, Social Security Act, Occupational Safety and Health Act, unemployment compensation laws, Worker’s Compensation laws, Department of Transportation regulations, and Weyerhaeuser specifically agrees to indemnify and hold Domtar harmless from any claims, liabilities or expenses arising out of the violation of any such laws, rules and regulations by Weyerhaeuser its officers, agents, employees and/or contractors.

15. SUBCONTRACTORS:

Weyerhaeuser shall assure that each subcontractor shall agree with Weyerhaeuser to be bound to Weyerhaeuser by the terms of this Agreement relevant to the portion of the work to be performed by such subcontractor and to assume toward Weyerhaeuser such obligations and responsibilities that will insure that no arrangement or agreement with any subcontractor is inconsistent with this Agreement or adversely affects Domtar’s exercise of its rights hereunder. Weyerhaeuser agrees that it is fully responsible to Domtar for the acts and omissions of its subcontractors and of persons directly or indirectly employed by them. Nothing contained herein shall create any contractual relations between Domtar and any subcontractor or alter such subcontractor’s status as an independent contractor.

16. INSURANCE

During the performance of this Agreement, Weyerhaeuser shall maintain and keep in force, at its own expense, the following insurance coverage’s and minimum limits:

a.	Worker’s Compensation or Industrial Accident as required by law, including employer’s liability with minimum limit of $100,000 per accident.

b.	Comprehensive or Commercial General Liability (Occurrence form), including contractual and completed operations, with minimum limits of $500,000 per occurrence and $1,000,000 general aggregate.

c.	Comprehensive Automobile Liability Insurance, covering owned, non-owned, hired and other vehicles, with minimum limits of $1,000,000 for bodily injury, death and property damage each or per occurrence.

All such policies of insurance shall not be cancelled nor the coverage modified nor the limits changed without first giving thirty (30) days prior written notice thereof to Domtar. No such cancellation, modification or change shall affect Weyerhaeuser’s obligation to maintain the insurance coverages required by this Agreement. Except for Workers’ Compensation Insurance, Domtar shall be named as an Additional Insured on all such required policies. All liability insurance policies shall be written on an “occurrence” policy form and by insurance companies acceptable to Domtar. Weyerhaeuser shall be responsible for payment of any and all deductibles from insured claims under its policies. The coverage afforded under any insurance policy obtained by Weyerhaeuser pursuant to this Section 16 shall be primary coverage regardless of whether or not Domtar has similar coverage. Weyerhaeuser shall not perform any work under this Agreement unless and until evidence of such insurance, including renewals thereof, has been delivered to and approved by Domtar. Weyerhaeuser shall not self-insure any of the insurance coverages required by this Agreement without the prior written consent of Domtar. The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies. The maintenance of this insurance shall not in any way operate to limit the liability of Weyerhaeuser to Domtar under this Agreement.

17. INTEGRATION AND PREVIOUS AGREEMENTS:

This Agreement supersedes all prior agreements and communications and shall not be altered by either party except by consent of both parties in writing executed by their duly authorized representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

WEYERHAEUSER COMPANY	DOMTAR PAPER COMPANY, LLC

By:	By:

Its:	Its: